FOR IMMEDIATE RELEASE

OurPet’s Company Reports Results for 2013 Second Quarter

FAIRPORT HARBOR, Ohio – July 26, 2013--OurPet's Company (OTC BB: OPCO) (www.ourpets.com), a leading proprietary pet supply company, today reported second quarter revenue of $4,748,503 for the three months ended June 30, 2013 compared to $4,747,049 for the same period a year ago. Net Income for the second quarter was $132,765 ($.01/share) compared to $8,322 ($.00/share) for the same period a year ago. Revenue for the first six months of the 2013 year was $9,789,147 compared to $9,943,395 for the same period a year ago. Net income for the first six months of 2013 was $356,367 ($.02/share) compared to $90,186 ($.00/share) for the same period in 2012.

Dr. Steven Tsengas, President and CEO, commented, “Although revenue was flat, it represents a strong, profitable base without the impact of special promotions and close out sales. Also, we continue to replace the reduced sales from a major specialty pet retailer in 2012 whose strategic decision to reduce its vendor base affected many companies such as OurPet’s. Our strategy to return to double digit revenue growth in the very near future includes aggressive pursuit of opportunities both in the specialty and increasingly in the Food Drug & Mass sectors, expansion of our internal sales capabilities and the launch of many new, innovative, proprietary products”. Dr. Tsengas, added, “We are pleased that our gross profit margin improved to almost 30% from 24% for the second quarter a year ago. With the combination of price increases, more profitable product mix, cost controls and the push for revenue increases, gross profit margin should continue to improve. While our net income improved significantly over last year’s second quarter and year to date, we will not be satisfied until we drive net income to at least 10% of net sales.”

2013 Second Quarter Results

Net revenue increased $1,454 to $4,748,503 for the 2013 second quarter compared to $4,747,049 for the same period a year ago. While sales did not increase significantly, they consisted of higher margin products to more repeat customers as compared to the same period a year ago. Sales during the second quarter of 2012 included $202,000 more in “close-out” sales and $148,000 in a one-time promotional sale that did not take place this quarter.

Cost of goods sold decreased by approximately $266,000 from 2012 to 2013. As a result, our gross profit on sales increased by 23.4%, or $267,245 from $1,140,945 in 2012 to $1,408,190 in 2013.

Gross profit margin increased to 29.7% for the 2013 second quarter from 24.0% for the same period a year ago. The gross profit margin increase of 5.7% was due to sales of higher margin products slightly offset by higher overhead expenses.

Income from operations was $259,857 for the 2013 second quarter compared to $50,947 for the same period last year. This increase was the net result of the above mentioned increase in gross profit on sales and an increase of approximately $58,000 in selling, general, and administrative expenses.

Income before taxes was $212,765 versus $21,339 for the same period in 2012. The Company recognized income tax expense of $80,000 for the 2013 second quarter compared to $13,017 expense for the same period a year ago.

Net income was $132,765 for the 2013 second quarter compared to $8,322 for the same quarter last year. Net income per share was $0.01 for the second quarter of 2013 compared to $0.00 for the same period a year ago.

2013 First Six Months Results

Net revenue decreased 1.6% to $9,789,147 for the first six months of 2013 compared to $9,943,395 for the same period a year ago. Although sales in total decreased by approximately $154,000, in-line sales to customers (excluding close-outs) increased by about $348,000.

Gross profit was $2,864,565 for the first six months of 2013 compared to $2,511,907 for the same period in 2012. Gross profit margin increased to 29.3% for the first six months of 2013 from 25.3% for the same period a year ago, mainly due to higher margin sales.

Income from operations was $564,059 for the first six months of 2013 compared to income from operations of $207,766 for the same period last year. The approximately $356,000 increase was primarily due to the improved gross profit margin as selling, general, and administrative expenses remained fairly constant.

Income before taxes was $517,506 versus income before taxes of $133,022 for the same period in 2012. The Company recognized income tax expense of $161,139 for the first six months of 2013 compared to $42,836 expense for the same period a year ago.

Net income was $356,367 for the first six months of 2013 compared to $90,186 for the same period last year. Net income per share was $0.02 for the first six months of 2013 compared to $.00 for the same period in 2012.

About OurPet's Company
OurPet's Company designs, produces and markets a broad line of innovative, high-quality accessory and consumable pet products in the U.S. and overseas. Investors and customers may visit www.ourpets.com for more information about the Company and its products. The Company's Websites include: www.smartscoop.com, www.ecopurenaturals.com, www.playnsqueak.com, www.flappydogtoys.com, www.clipnosis.com, www.petwonderbowl.com, and www.cosmiccatnip.com.

Certain of the matters set forth in this press release are forward-looking and involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially are the following: business conditions and growth in the industry; general economic conditions; addition or loss of significant customers; the loss of key personnel; product development; competition; risks of doing business abroad; foreign government regulations; fluctuations in foreign currency rates; rising costs for raw materials and sources of supply that may be limited or unavailable from time to time; the timing of orders booked; and the other risks that are described from time to time in OurPet's SEC reports.

CONTACT:	INVESTOR RELATIONS:
OurPet’s Company	OurPet’s Company
Dr. Steven Tsengas, CEO	Scott R. Mendes, CFO
(440) 354-6500 (Ext. 111)	(440) 354-6500 (Ext. 109)

OURPET'S COMPANY AND SUBSIDIARIES
CONSOLIDATED OPERATING RESULTS

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2013 2012		2013 2012

Net revenue	$4,748,503	$4,747,049	$9,789,147	$9,943,395
Cost of goods sold	3,340,313	3,606,104	6,924,582	7,431,488
Gross profit on sales	1,408,190	1,140,945	2,864,565	2,511,907

Selling, general and administrative expenses	1,148,333	1,089,998	2,300,506	2,304,141

Income from operations	259,857	50,947	564,059	207,766

Other (income) and expense, net	-	(8,411)	(40,784)	(8,411)
Interest expense	47,092	38,019	87,337	83,155
Income before taxes	212,765	21,339	517,506	133,022

Income Tax expense	80,000	13,017	161,139	42,836
Net Income	$132,765	$8,322	$356,367	$90,186

Basic and Diluted Net Income (Loss) Per Common
Share After Dividend Requirements For Preferred
Stock	$0.01	$0.00	$0.02	$0.00

Weighted average number of common and
equivalent shares outstanding used to calculate
basic and diluted earnings per share	16,800,244	15,809,023	16,617,410	16,283,166

OURPET'S COMPANY AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2013	2012
ASSETS
Cash and equivalents	$95,278	$21,269
Receivables, net	2,095,877	2,540,640
Inventories, net	6,066,667	5,665,040
Prepaid expenses	305,407	190,967
Deferred Tax Asset, net	46,919	93,838
Total current assets	8,610,148	8,511,754

LONG TERM ASSETS
Property and equipment, net	1,860,568	1,996,535
Patents, net	320,696	296,478
Intangible Assets	461,000	461,000
Goodwill	67,511	67,511
Deposits and Other assets	18,003	18,003
Total long term assets	2,727,778	2,839,527

Total assets	$11,337,926	$11,351,281

LIABILITIES AND STOCKHOLDERS' EQUITY
Notes payable	$100,000	$100,000
Current maturities of long-term debt	545,653	517,531
Accounts payable	1,423,375	1,610,752
Accrued expenses	526,691	484,063
Total current liabilities	2,595,719	2,712,346

LONG TERM LIABILITIES
Long-term debt - less current portion above	831,778	837,150
Revolving line of credit	1,838,032	2,259,032
Deferred income taxes	193,834	196,435
Total long term liabilities	2,863,644	3,292,617

Total liabilities	5,459,363	6,004,963

Stockholders' Equity	5,878,563	5,346,318

Total liabilities and stockholders' equity	$11,337,926	$11,351,281